Exhibit 4

NEXTERA ENERGY CAPITAL HOLDINGS, INC.
OFFICER’S CERTIFICATE
Creating the Floating Rate Debentures, Series due May 4, 2021
Aldo Portales, Assistant Treasurer of NextEra Energy Capital Holdings, Inc. (the “Company”), pursuant to the authority granted in the accompanying Board Resolutions (all capitalized terms used herein which are not defined herein or in Exhibit A hereto, but which are defined in the Indenture referred to below, shall have the meanings specified in the Indenture), and pursuant to Sections 201 and 301 of the Indenture, does hereby certify to The Bank of New York Mellon (the “Trustee”), as Trustee under the Indenture (For Unsecured Debt Securities) dated as of June 1, 1999 between the Company and the Trustee, as amended (the “Indenture”), that:
1. The securities to be issued under the Indenture in accordance with this certificate shall be designated “Floating Rate Debentures, Series due May 4, 2021” (referred to herein as the “Debentures of the Thirty-Fifth Series”) and shall be issued in substantially the form set forth as Exhibit A hereto.
2. The Debentures of the Thirty-Fifth Series shall be issued by the Company in the initial aggregate principal amount of $400,000,000. Additional Debentures of the Thirty-Fifth Series, without limitation as to amount, having substantially the same terms as the Outstanding Debentures of the Thirty-Fifth Series (except for the payment of interest accruing prior to the issue date of the additional Debentures of the Thirty-Fifth Series or except for the first payment of interest following the issue date of the additional Debentures of the Thirty-Fifth Series) may also be issued by the Company pursuant to the Indenture without the consent of the Holders of the then‑Outstanding Debentures of the Thirty-Fifth Series. Any such additional Debentures of the Thirty-Fifth Series as may be issued pursuant to the Indenture from time to time shall be part of the same series as the then‑Outstanding Debentures of the Thirty-Fifth Series.

3. The Debentures of the Thirty-Fifth Series shall mature and the principal shall be due and payable, together with all accrued and unpaid interest thereon, on the Stated Maturity Date. The “Stated Maturity Date” means May 4, 2021.

4. The Debentures of the Thirty-Fifth Series shall bear interest as provided in the form set forth as Exhibit A hereto.

5. Each installment of interest on a Debenture of the Thirty-Fifth Series shall be payable as provided in the form set forth as Exhibit A hereto.

6. Registration of the Debentures of the Thirty-Fifth Series, and registration of transfers and exchanges in respect of the Debentures of the Thirty-Fifth Series, may be effectuated at the office or agency of the Company in New York City, New York. Notices and demands to or upon the Company in respect of the Debentures of the Thirty-Fifth Series may be served at the office or agency of the Company in New York City, New York. The Corporate Trust Office of the Trustee will initially be the agency of the

Company for such payment, registration, registration of transfers and exchanges and service of notices and demands, and the Company hereby appoints the Trustee as its agent for all such purposes; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates, any such office or agency and such agent. The Trustee will initially be the Security Registrar and the Paying Agent for the Debentures of the Thirty-Fifth Series.

7. The Debentures of the Thirty-Fifth Series shall not be redeemable at the option of the Company.

8. So long as all of the Debentures of the Thirty-Fifth Series are held by a securities depository in book-entry form, the Regular Record Date for the interest payable on any given Interest Payment Date with respect to the Debentures of the Thirty-Fifth Series shall be the close of business on the Business Day immediately preceding such Interest Payment Date; provided, however, that if any of the Debentures of the Thirty-Fifth Series are not held by a securities depository in book-entry form, the Regular Record Date will be the close of business on the fifteenth (15th) calendar day immediately preceding such Interest Payment Date.

9. If the Company shall make any deposit of money and/or Eligible Obligations with respect to any Debentures of the Thirty-Fifth Series, or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:

(A) an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of the Debentures of the Thirty-Fifth Series, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of said Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Debentures of the Thirty-Fifth Series or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Trustee, showing the calculation thereof; or

(B) an Opinion of Counsel to the effect that, as a result of (i) the receipt by the Company from, or the publication by, the Internal Revenue Service of a ruling or (ii) a change in law occurring after the date of this certificate, the Holders of such Debentures of the Thirty-Fifth Series, or the applicable portion of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effectuated.

10. The Debentures of the Thirty-Fifth Series will be absolutely, irrevocably and unconditionally guaranteed as to payment of principal, interest and premium, if any, by NextEra Energy, Inc., as Guarantor (the “Guarantor”), pursuant to a Guarantee Agreement, dated as of June 1, 1999, between the Guarantor and The Bank of New York Mellon (as Guarantee Trustee) (the “Guarantee Agreement”). The following shall constitute “Guarantor Events” with respect to the Debentures of the Thirty-Fifth Series:

(A) the failure of the Guarantee Agreement to be in full force and effect;

(B) the entry by a court having jurisdiction with respect to the Guarantor of (i) a decree or order for relief in respect of the Guarantor in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging the Guarantor bankrupt or insolvent, or approving as properly filed a petition by one or more entities other than the Guarantor seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor under any applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Guarantor or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of ninety (90) consecutive days; or

(C) the commencement by the Guarantor of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or of any other case or proceeding seeking for the Guarantor to be adjudicated bankrupt or insolvent, or the consent by the Guarantor to the entry of a decree or order for relief in respect of itself in a case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Guarantor, or the filing by the Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by the Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Guarantor or of any substantial part of its property, or the making by the Guarantor of an assignment for the benefit of creditors, or the admission by the Guarantor in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors of the Guarantor.

Notwithstanding anything to the contrary contained in the Debentures of the Thirty-Fifth Series, this certificate or the Indenture, the Company shall, if a

Guarantor Event shall occur and be continuing, redeem all of the Outstanding Debentures of the Thirty-Fifth Series within sixty (60) days after the occurrence of such Guarantor Event at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of redemption unless, within thirty (30) days after the occurrence of such Guarantor Event, S&P Global Ratings, a division of S&P Global Inc., and Moody’s Investors Service, Inc. (if the Debentures of the Thirty-Fifth Series are then rated by those rating agencies, or, if the Debentures of the Thirty-Fifth Series are then rated by only one of those rating agencies, then such rating agency, or, if the Debentures of the Thirty-Fifth Series are not then rated by either one of those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such Guarantor Event, the credit rating on the Debentures of the Thirty-Fifth Series shall be investment grade (i.e. in one of the four highest categories, without regard to subcategories within such rating categories, of such rating agency).
11. With respect to the Debentures of the Thirty-Fifth Series, each of the following events shall be an additional Event of Default under the Indenture:

(A) the consolidation of the Guarantor with or merger of the Guarantor into any other Person, or the conveyance or other transfer or lease by the Guarantor of its properties and assets substantially as an entirety to any Person, unless

(i)    the Person formed by such consolidation or into which the Guarantor is merged or the Person which acquires by conveyance or other transfer, or which leases, the properties and assets of the Guarantor substantially as an entirety shall be a Person organized and existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume the obligations of the Guarantor under the Guarantee Agreement; and
(ii)    immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; or
(B) the failure of the Company to redeem the Outstanding Debentures of the Thirty-Fifth Series if and as required by paragraph 10 hereof.

12. If a Guarantor Event occurs and the Company is not required to redeem the Debentures of the Thirty-Fifth Series pursuant to paragraph 10 hereof, the Company will provide to the Trustee and the Holders of the Debentures of the Thirty-Fifth Series annual and quarterly reports containing the information that the Company would be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 if it were subject to the reporting requirements of either of those Sections; provided, that if the Company is, at that time, subject to the reporting requirements of either of those Sections, the filing of annual and quarterly reports with the Securities and Exchange Commission pursuant to either of those Sections will satisfy the foregoing requirement.

13. The Debentures of the Thirty-Fifth Series will be initially issued in global form registered in the name of Cede & Co. (as nominee for The Depository Trust Company). The Debentures of the Thirty-Fifth Series in global form shall bear the depository legend in substantially the form set forth as Exhibit A hereto. The Debentures of the Thirty-Fifth Series in global form will contain restrictions on transfer, substantially as described in the form set forth as Exhibit A hereto.

14. No service charge shall be made for the registration of transfer or exchange of the Debentures of the Thirty-Fifth Series; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with such transfer or exchange.

15. The Debentures of the Thirty-Fifth Series shall have such other terms and provisions as are provided in the form set forth as Exhibit A hereto.

16. The undersigned has read all of the covenants and conditions contained in the Indenture relating to the issuance of the Debentures of the Thirty-Fifth Series and the definitions in the Indenture relating thereto and in respect of which this certificate is made.

17. The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein.

18. In the opinion of the undersigned, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenants and conditions have been complied with.

19. In the opinion of the undersigned, such conditions and covenants and conditions precedent, if any (including any covenants compliance with which constitutes a condition precedent), to the authentication and delivery of the Debentures of the Thirty-Fifth Series requested in the accompanying Company Order No. 36 have been complied with.

IN WITNESS WHEREOF, I have executed this Officer’s Certificate on behalf of the Company this 4th day of May, 2018 in New York, New York.

/s/ Aldo Portales
Aldo Portales
Assistant Treasurer

Exhibit A

[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a limited purpose company organized under the New York Banking Law (“DTC”), to NextEra Energy Capital Holdings, Inc. or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

No.	CUSIP No. 65339K ____
[FORM OF FACE OF DEBENTURE]
NextEra Energy Capital Holdings, Inc.
FLOATING RATE DEBENTURES, SERIES DUE MAY 4, 2021
NEXTERA ENERGY CAPITAL HOLDINGS, INC., a corporation duly organized and existing under the laws of the State of Florida (herein referred to as the “Company”, which term includes any successor Person under the Indenture (as defined below)), for value received, hereby promises to pay to
, or registered assigns, the principal sum of ____________________ Dollars on May 4, 2021 (the “Stated Maturity Date”). The Company further promises to pay interest on the principal sum of this Floating Rate Debenture, Series due May 4, 2021 (this “Security”) to the registered Holder hereof at the Interest Rate (as defined on the reverse of this Security), in like coin or currency, quarterly on February 4, May 4, August 4 and November 4 of each year (each an “Interest Payment Date”) until the principal hereof is paid or duly provided for, such interest payments to commence on August 4, 2018. Interest on the Securities of this series will accrue from and including May 4, 2018 to but excluding the first Interest Payment Date and thereafter will accrue from and including the last Interest Payment Date to which interest has either been paid or duly provided for to but excluding the next Interest Payment Date (each an “Interest Period”). No interest will accrue on the Securities of this series with respect to the day on which the Securities of this series mature. The interest so payable, and punctually paid or duly provided for, on an Interest Payment Date will, as provided in the Indenture referred to on the reverse of this Security (the “Indenture”), be payable to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the “Regular Record Date” for such interest installment which shall be the close of business on the Business Day immediately preceding such Interest Payment Date so long as all of the Securities of this series are held by a securities depository in book-entry form; provided that if any of the Securities of this series are not held by a securities depository in book-entry form, the Regular Record Date will be the close of business on the fifteenth (15th) calendar day immediately preceding such Interest Payment Date; and provided further that interest payable on the Stated

Maturity Date or any Redemption Date will be paid to the same Person to whom the associated principal is to be paid. Any such interest not punctually paid or duly provided for will forthwith cease to be payable to the Person who is the Holder of this Security on such Regular Record Date and may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest, notice of which shall be given to Holders of Securities of this series not less than ten (10) days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York City, the State of New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest on this Security may be paid by check mailed to the address of the Person entitled thereto, as such address shall appear on the Security Register or by a wire transfer to an account designated by the Person entitled thereto.
Reference is hereby made to the further provisions of this Security set forth on the reverse of this Security, which further provisions shall for all purposes have the same effect as if set forth at this place. (All capitalized terms used in this Security which are not defined herein, including the reverse of this Security, but which are defined in the Indenture or in the Officer’s Certificate, shall have the meanings specified in the Indenture or in the Officer’s Certificate.)
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse of this Security by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed in New York, New York.

NEXTERA ENERGY CAPITAL HOLDINGS, INC.

By:

[FORM OF CERTIFICATE OF AUTHENTICATION]
CERTIFICATE OF AUTHENTICATION
Dated:
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF DEBENTURE]
This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture (For Unsecured Debt Securities), dated as of June 1, 1999 (herein, together with any amendments thereto, called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer’s Certificate filed with the Trustee on May 4, 2018 creating the series designated on the face hereof (herein called the “Officer’s Certificate”), for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities of this series and of the terms upon which the Securities of this series are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.
The Securities of this series shall bear interest at a variable rate per annum (the “Interest Rate”) equal to the Three‑Month LIBOR Rate (as defined below), plus 48 basis points (0.48%). The Interest Rate for the period from May 4, 2018, the date of original issuance, to the first Interest Payment Date was determined on May 2, 2018. The Interest Rate on the Securities of this series for each subsequent Interest Period will be reset quarterly on the related LIBOR Rate Reset Date (as defined below).
If an Interest Payment Date, other than a Redemption Date or the Stated Maturity Date of the Securities of this series, falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the Interest Payment Date, except that if such next Business Day occurs in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. If a Redemption Date or the Stated Maturity Date of the Securities of this series falls on a day that is not a Business Day, then payment of the interest or principal payable on such Redemption Date or the Stated Maturity Date will be made on the next succeeding day which is a Business Day (and no interest will be paid or other payment made in respect of such delay), and no interest on such payment will accrue for the period from and after such Redemption Date or the Stated Maturity Date, as applicable. If any LIBOR Rate Reset Date falls on a day that is not a LIBOR Business Day (as defined below), the LIBOR Rate Reset Date will be postponed to the next day that is a LIBOR Business Day, except that if such next LIBOR Business Day occurs in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding LIBOR Business Day. The Interest Rate in effect on any LIBOR Rate Reset Date will be the applicable rate as reset on such LIBOR Rate Reset Date and the Interest Rate applicable to any other day will be the Interest Rate as reset on the immediately preceding LIBOR Rate Reset Date. The provisions of this paragraph shall supersede the provisions of Section 113 of the Indenture to the extent the provisions are inconsistent.
“Calculation Agent” means a banking institution or trust company appointed by the Company to act as calculation agent, initially The Bank of New York Mellon.

“LIBOR Business Day” means any day on which dealings in deposits in United States Dollars are transacted in the London Inter‑Bank Market.
“LIBOR Interest Determination Date” means (i) the second LIBOR Business Day preceding each LIBOR Rate Reset Date or (ii) May 2, 2018, in the case of the initial Interest Period.
“LIBOR Rate Reset Date” means, subject to the paragraph immediately preceding the definition of “Calculation Agent” set forth above, the 4th day of February, May, August and November of each year continuing until Maturity, commencing on August 4, 2018.
“Three‑Month LIBOR Rate” means the rate determined in accordance with the following provisions:
(1)    On the related LIBOR Interest Determination Date, the Calculation Agent will determine the Three‑Month LIBOR Rate, which will be the rate for deposits in United States Dollars having an index maturity of three months which appears on the Bloomberg L.P. page “BBAM” or on such other page as may replace the Bloomberg L.P. page “BBAM” on that service, or, if on such LIBOR Interest Determination Date, the Three‑Month LIBOR does not appear or is not available on the designated Bloomberg L.P. page “BBAM,” the Reuters Page LIBOR01 (or such other page as may replace the Reuters Page LIBOR01 on that service) as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.
(2)    If no rate appears on either the Bloomberg L.P. page “BBAM” or the Reuters Page LIBOR01 on the LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter‑Bank Market (“Reference Banks”) selected by the Company to provide it with their offered quotations for deposits in United States Dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter‑Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount of not less than $1,000,000. If at least two quotations are provided, then the Three‑Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three‑Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Company (“Major Banks”) for loans in United States Dollars to leading European banks, having a three‑month maturity and in a principal amount of not less than $1,000,000. If the banks selected by the Company are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date will be the rate already in effect on that LIBOR Interest Determination Date.
The Interest Rate for any Interest Period will at no time be higher than the maximum rate then permitted by applicable law.
All percentages resulting from any calculation of the Interest Rate will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one‑millionths of a percentage point rounded upwards (e.g., 3.876545% (or .03876545) being rounded to 3.87655% (or .0387655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one‑half cent being rounded upwards).
Absent willful misconduct, bad faith or manifest error, the Calculation Agent’s determination of the Three-Month LIBOR Rate and its calculation of the applicable Interest Rate for each Interest Period will be final and binding on the Company, the Trustee, the Calculation Agent and Holders of the Securities of this series. The Holders of the Securities of this series may obtain the Interest Rate for the current and preceding Interest Periods by writing the Calculation Agent at The Bank of New York Mellon, Attn: Corporate Trust Administration, 101 Barclay Street, New York, New York 10286, or any successor appointed by the Company.
The Calculation Agent shall, as soon as practicable after 11:00 a.m., London time, on each LIBOR Interest Determination Date, determine the Interest Rate and the Company will calculate the amount of interest payable on the Securities of this series in respect of the applicable Interest Period (the “Interest Amount”). The Interest Amount shall be calculated by multiplying the Interest Rate for that Interest Period by a fraction, the numerator of which will be the actual number of days elapsed during such Interest Period (determined by including the first day of the Interest Period and excluding the last day), and the denominator of which will be 360, and by multiplying the result by the aggregate principal amount of the Securities of this series. The determination of the Interest Amount by the Company will (in the absence of willful misconduct, bad faith or manifest error) be final, conclusive and binding on all concerned. None of the Trustee, the Calculation Agent or the Company (or any of their respective officers, directors, agents, beneficiaries, employees or affiliates) shall have any liability to any Person for (i) the selection of the Reference Banks or the Major Banks or (ii) failure of the Reference Banks or the Major Banks to provide quotations to the Calculation Agent. Promptly upon the determination of the Interest Rate and the calculation of the Interest Amount, the Calculation Agent and the Company, respectively, will notify the Trustee of such Interest Rate and Interest Amount.
Securities of this series shall not be redeemable at the option of the Company.
The Securities of this series will be absolutely, irrevocably and unconditionally guaranteed as to payment of principal, interest and premium, if any, by NextEra Energy, Inc., as Guarantor (the “Guarantor”), pursuant to a Guarantee Agreement, dated as of June 1, 1999, between the Guarantor and The Bank of New York Mellon (as Guarantee Trustee) (the “Guarantee Agreement”). The following shall constitute “Guarantor Events” with respect to the Securities of this series:
(A) the failure of the Guarantee Agreement to be in full force and effect;

(B) the entry by a court having jurisdiction with respect to the Guarantor of (i) a decree or order for relief in respect of the Guarantor in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging the Guarantor bankrupt or insolvent, or approving as properly filed a petition by one or more entities other than the Guarantor seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor under any applicable Federal or State bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Guarantor or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of ninety (90) consecutive days; or

(C) the commencement by the Guarantor of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or of any other case or proceeding seeking for the Guarantor to be adjudicated bankrupt or insolvent, or the consent by the Guarantor to the entry of a decree or order for relief in respect of itself in a case or proceeding under any applicable Federal or State bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Guarantor, or the filing by the Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by the Guarantor to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Guarantor or of any substantial part of its property, or the making by the Guarantor of an assignment for the benefit of creditors, or the admission by the Guarantor in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors of the Guarantor.

Notwithstanding anything to the contrary contained in the Securities of this series, the Officer’s Certificate dated May 4, 2018 creating the Securities of this series, or the Indenture, the Company shall, if a Guarantor Event shall occur and be continuing, redeem all of the Outstanding Securities of this series within sixty (60) days after the occurrence of such Guarantor Event at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of redemption unless, within thirty (30) days after the occurrence of such Guarantor Event, S&P Global Ratings, a division of S&P Global Inc., and Moody’s Investors Service, Inc. (if the Securities of this series are then rated by those rating agencies, or, if the Securities of this series are then rated by only one of those rating agencies, then such rating agency, or, if the Securities of this series are not then rated by either one of those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such Guarantor Event, the credit rating on the Securities of this series shall be investment grade (i.e. in one of the four highest categories, without regard to subcategories within such rating categories, of such rating agency).
If a Guarantor Event occurs and the Company is not required to redeem the Securities of this series pursuant to the preceding paragraph, the Company will provide to the Trustee and the Holders of the Securities of this series annual and quarterly reports containing the information that the Company would be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 if it were subject to the reporting requirements of either of those Sections; provided, that if the Company is, at that time, subject to the reporting requirements of either of those Sections, the filing of annual and quarterly reports with the Securities and Exchange Commission pursuant to either of those Sections will satisfy the foregoing requirement.
The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture, including the Officer’s Certificate described above.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of and interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected by such amendment to the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be thus affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by Holders of the specified percentages in principal amount of the Securities of this series shall be conclusive and binding upon all current and future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

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